UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – June 23, 2011

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland		20817
(Address of principal executive offices)		Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensation Arrangements of Certain Officers.

Under the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan (DMICP), eligible participants may defer, until termination of employment or beyond, the receipt of all or a portion of bonuses or incentive compensation earned under Lockheed Martin’s Management Incentive Compensation Plan (MICP) or Long-Term Incentive Performance (LTIP) awards. The DMICP includes a variety of investment alternatives, including a Lockheed Martin stock fund investment option. Additional information on the DMICP is included in the Corporation’s definitive proxy statement for the 2011 Annual Meeting of Stockholders (the “2011 Proxy Statement”) filed with the Securities and Exchange Commission on March 11, 2011.

Due to a processing error, Lockheed Martin inadvertently made cash distributions from the DMICP to two of its executive officers in 2010. The distribution of these deferred amounts should have been deferred until a later date in accordance with the prior deferral elections of the executives. Pursuant to guidance issued by the Internal Revenue Service in connection with Section 409A of the Internal Revenue Code, in order to correct this error, the affected executives must repay the deferred amounts distributed to the DMICP and pay interest to Lockheed Martin at the applicable federal rate from the date of the distribution until the date of the repayment. The affected executives also must recognize accelerated personal income taxes and pay additional income tax penalties (and interest, if applicable), under Section 409A and, in certain cases, analogous state tax provisions on the deferred amounts.

One of the two affected executive officers is Ralph D. Heath, Executive Vice President – Aeronautics, who was a named executive officer in the 2011 Proxy Statement. Upon repayment by the affected executive of the gross amount of the distribution, Lockheed Martin will credit the account of the affected executive under the DMICP with the phantom stock units that would have been credited and earned by the executive in the stock investment option had the deferred amounts not been prematurely and mistakenly distributed. Because Mr. Heath and the other affected executive officer are required to pay tax penalties and interest as a result of the error in administering the DMICP, on June 23, 2011, Lockheed Martin’s Board of Directors, acting upon the recommendation of its Management Development and Compensation Committee, authorized the reimbursement of the penalties and any interest payable on the penalties by Mr. Heath and the other affected executive officer and an additional “gross-up” amount to make these executives whole for the taxes on such reimbursed amounts. In addition, the Board authorized the payment to the executives of a fixed amount to compensate the executives for the lost investment return that otherwise could have been earned on the taxes withheld which must be repaid by the executives and added to the tax basis of the stock to be distributed to the executives following their retirement or separation of service, and for other related expenses. Lockheed Martin estimates that the total cost of the reimbursement, tax gross-up, and other payments for Mr. Heath will be approximately $170,000.

Item 5.03. Amendment of Bylaws.

On June 23, 2011, Lockheed Martin Corporation’s Board of Directors amended the Corporation’s bylaws. The bylaws, as amended, are attached as Exhibit 3.2 to this report and are incorporated by reference. The following sections of the bylaws were amended:

•	Section 1.04 to clarify that a stockholders’ meeting may be postponed before the meeting is convened, rather than first convening a meeting and then adjourning it on the scheduled meeting date;

•	Section 1.05 to clarify that the Chairman has the power to take certain procedural actions at a stockholders’ meeting without first putting such actions to a stockholder vote;

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Section 1.09 to clarify that the Chairman may appoint inspectors of election at any meeting of stockholders without demand by twenty-five percent (25%) of stockholders present in person or by proxy at a meeting;

•

Section 2.02 to reduce the number of directors prescribed in the Bylaws from twelve (12) to the Board’s current composition of eleven (11) directors, while preserving the flexibility for the Board to increase or reduce the size of the Board, within a range of not less than ten (10) nor more than fourteen (14) directors by resolution;

•	Section 2.03 to increase the mandatory retirement age at which directors are no longer eligible to stand for election from the current age of 72 to 75, unless granted an exemption by the Board;

•	Section 3.03 to add a responsibility for the Audit Committee to evaluate the performance and compensation of the Vice President, Internal Audit;

•	Section 3.04 to clarify that the Ethics and Corporate Responsibility Committee’s role in reviewing and monitoring corporate responsibility policies and procedures, includes human rights matters;

•	Section 4.04 to clarify that the Chief Executive Officer has the authority to appoint Vice Presidents, except Executive and Senior Vice Presidents, who would continue to be elected by the Board; and

•

Sections 4.07 and 4.08 to permit the Corporate Secretary to appoint other subordinate officers (such as Assistant Secretaries or Assistant Treasurers) and to clarify that both the Chief Executive Officer and Corporate Secretary may appoint agents and attorneys-in-fact.

Item 9.01. Exhibits.

Exhibit No.	Description

3.2	Bylaws of Lockheed Martin Corporation, as amended June 23, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By	/s/ David A. Dedman
David A. Dedman
Vice President and Associate General Counsel

June 24, 2011

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